Exhibit 99

Corn Products International, Inc.

Westchester, IL 60154

NEWS RELEASE

For Release	CONTACT:
04/27/2010 – 0530 ET	John Barry, (708) 551-2592 (investors)
Mark Lindley, (708) 551-2602 (media)

CORN PRODUCTS INTERNATIONAL REPORTS 2010 FIRST-QUARTER RESULTS

OF $0.57 PER SHARE, UP 159% FROM $0.22 A YEAR AGO

WESTCHESTER, IL., April 27, 2010 — Corn Products International, Inc. (NYSE: CPO), a leading global provider of agriculturally derived ingredients for diversified markets, today reported 2010 first-quarter net income of $43 million, compared to $17 million reported for the same period last year.  First-quarter 2010 earnings per diluted common share (“EPS”) were $0.57, up 159 percent compared to $0.22 in the first quarter of 2009.   Diluted weighted average shares outstanding in the first quarter of 2010 were 76.4 million, up from 75.4 million in the same quarter last year.

“We are very pleased with the business recovery,” said Ilene Gordon, Chairman, President and Chief Executive Officer.  “We experienced double-digit volume increases, improved gross profit margins and favorable currencies compared with the first quarter of last year.  The improvements are reflected in the 84 percent increase in operating income.  All three regions performed better than last year.  We are seeing a strong economic recovery in many of our international markets.  In North America, we saw volume improvement across virtually all product categories, led by strong demand from the beverage industry in Mexico.  In South America, volume growth was led by our customers in the brewing, confectionary, processed foods, and packaging industries.  Volume improvement in Asia/Africa was led by customer demand for sweeteners in South Korea and the start of the economic recovery in Southeast Asia.”

—more—

Net sales of $937 million in the first quarter of 2010 increased 13 percent versus $831 million in the prior-year period. The primary contributors to growth in net sales were a positive $120 million from higher volumes and a positive $66 million from stronger foreign currencies, partially offset by a negative $80 million from lower price/mix.  The price/mix decline was largely attributable to North America and reflected the normal correlation between lower corn costs and the corresponding decline in selling prices.

First-quarter 2010 gross profit of $143 million improved 54 percent versus $93 million a year ago. The gross margin of 15.2 percent compared favorably to 11.2 percent last year. The improvement in gross profit was attributable to cost improvement due to higher utilization rates, cost reduction programs, and stronger foreign currencies.

Operating expenses in the first quarter were $70 million, or 7.4 percent of net sales, versus $55 million, or 6.6 percent of net sales, last year.  The increase in operating expenses reflects a return to more historical run rates, the impact of stronger currencies, and higher business and compensation costs.

Operating income for the first quarter of 2010 was $72 million, up 84 percent versus $39 million last year, led by a significant improvement in the North American business.

Net financing costs in the first quarter of 2010 were $5 million versus $11 million last year, reflecting lower average debt outstanding of $542 million versus $852 million in the first quarter of 2009.

The 2010 annual effective tax rate was estimated at 33.0 percent, compared to 33.8 percent in the first quarter of 2009.

2

Regional Business Segment Performance

Regional results for the quarter ended March 31, 2010 were as follows:

North America

Net sales of $541 million increased 2 percent from $531 million in 2009. The increase was due to higher volumes of $64 million and a $16 million positive impact from a stronger Canadian dollar, partially offset by lower price/mix of $70 million. The decline in price/mix reflected the normal correlation between finished product pricing and a 21 percent decline in corn costs versus last year.  Operating income of $38 million increased 89 percent from $20 million last year, primarily due to volume growth, improved plant utilization rates, and cost reduction programs. The operating income margin increased to 7.1 percent from 3.8 percent last year.

South America

Net sales of $278 million increased 30 percent compared with $214 million a year ago, primarily due to the impact of favorable foreign currency translation of $41 million and improved volumes of $35 million, partially offset by unfavorable price/mix of $12 million.  Gross corn cost per ton on a dollar basis increased 6 percent versus last year.  Operating income increased 30 percent to $36 million, compared with $28 million in the prior year. The operating income margin was 12.9 percent, in line with the same period last year.

Asia/Africa

Net sales of $119 million increased 39 percent versus $85 million last year, primarily due to the higher volumes of $22 million, favorable foreign currency translation of $9 million, and improved price/mix of $3 million.  Gross corn cost per ton declined 10 percent versus last year. Operating income of $13 million was up from $2 million last year, reflecting the improved business performance in South Korea.  The operating income margin was 11.0 percent, up from 2.1 percent in the first quarter of 2009.

3

Balance Sheet and Cash Flow

At March 31, 2010, total debt and cash and cash equivalents were $658 million and $321 million respectively, versus $544 million and $175 million respectively at year-end 2009.

Cash provided from operations in the first quarter of 2010 was $57 million compared with $78 million provided in the first quarter of 2009. Net income was $45 million versus $18 million last year.  Depreciation and amortization was $35 million compared to $30 million last year, reflecting the impact of capital investments and stronger foreign currencies.  Working capital increased $27 million versus a reduction of $17 million last year.   The change in 2010 working capital was driven by an increase in the margin accounts of $45 million related to corn futures contracts associated with 2010 firm-price business, versus a reduction in the 2009 margin account of $82 million related to corn futures contracts associated with 2009 firm-price business.  Capital expenditures, net of proceeds on disposals, were $21 million in the first quarter of 2010.

2010 Outlook

“We are maintaining our full-year earnings guidance to a range between $2.25 - $2.60 per diluted common share,” said Ilene Gordon.  “While we are starting to see some signs of economic recovery in the US, we expect North America growth to be driven by sweetener sales in our Mexican business.  We expect continued growth in South America, led by a strengthening economy in Brazil.  And we expect Asia/Africa’s growth to be driven by South Korea.  We remain focused on operational excellence and executing on our strategy.”

4

Conference Call and Webcast

Corn Products International will conduct a conference call today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to be hosted by Ilene Gordon, Chairman, President and Chief Executive Officer, and Cheryl Beebe, Chief Financial Officer.

The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com. The “listen-and-view-only” presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com. Individuals without Internet access may listen to the live conference call by dialing 719-457-2630.  A replay of the audio call will be available through Friday, May 7, by calling 719-457-0820 and using passcode 9904529.

About the Company

Corn Products International, headquartered in Westchester, Ill., is a leading global provider of agriculturally derived ingredients for diversified markets with operations in 13 countries at 28 plants, including wholly owned businesses, affiliates, and joint ventures.  In 2009, Corn Products International reported net sales and earnings per diluted common share of $3.67 billion and $0.54, respectively.  For more information, visit www.cornproducts.com.

5

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s prospects or future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.” These statements are based on current expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of the global economic recession and its impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; continued volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; boiler reliability; our ability to effectively integrate acquired businesses; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent reports on Forms 10-Q or 8-K.

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Corn Products International, Inc. (“CPI”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,		Change %
(In millions, except per share amounts)	2010	2009
Net sales before shipping and handling costs	$994.9	$880.8	13%
Less: shipping and handling costs	57.7	49.7	16%
Net sales	$937.2	$831.1	13%
Cost of sales	794.4	738.1	8%
Gross profit	$142.8	$93.0	54%

Operating expenses	69.7	54.7	27%
Other expense (income), net	1.3	(0.8)
Operating income	$71.8	$39.1	84%
Financing costs, net	4.7	11.3	(58)%
Income before income taxes	$67.1	$27.8	141%
Provision for income taxes	22.2	9.4
Net income	$44.9	$18.4	144%
Less: Net income attributable to non-controlling interests	1.5	1.6	(6)%
Net income attributable to CPI	$43.4	$16.8	158%

Earnings per Common Share Attributable to CPI Common Shareholders:

Weighted average common shares outstanding:
Basic	75.3	74.8
Diluted	76.4	75.4

Earnings per common share of CPI:
Basic	$0.58	$0.22	164%
Diluted	$0.57	$0.22	159%

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	March 31, 2010	December 31, 2009
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$321	$175
Accounts receivable — net	480	440
Inventories	399	394
Prepaid expenses	19	13
Deferred income tax assets	37	23
Total current assets	1,256	1,045

Property, plant and equipment — net	1,553	1,564
Goodwill and other intangible assets	244	245
Deferred income tax assets	2	3
Investments	10	10
Other assets	84	85
Total assets	$3,149	$2,952

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$120	$136
Deferred income taxes	4	9
Accounts payable and accrued liabilities	481	420
Total current liabilities	605	565

Non-current liabilities	150	142
Long-term debt	538	408
Deferred income taxes	111	111
Redeemable common stock (500,000 shares issued and outstanding at December 31, 2009) stated at redemption value	—	14
Share-based payments subject to redemption	7	8

Equity
CPI stockholders’ equity:
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value — 75,319,774 and 74,819,774 shares issued at March 31, 2010 and December 31, 2009, respectively	1	1
Additional paid-in capital	1,096	1,082
Less: Treasury stock (common stock; 45,597 and 433,596 shares at March 31, 2010 and December 31, 2009, respectively) at cost	(1)	(13)
Accumulated other comprehensive loss	(333)	(308)
Retained earnings	952	919
Total CPI stockholders’ equity	1,715	1,681
Non-controlling interests	23	23
Total equity	1,738	1,704

Total liabilities and equity	$3,149	$2,952

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended March 31,
(In millions)	2010	2009

Cash provided by operating activities:
Net income	$45	$18
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35	30
Decrease (increase) in margin accounts	(45)	82
Decrease (increase) in other trade working capital	18	(65)
Other	4	13
Cash provided by operating activities	57	78

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(21)	(36)
Cash used for investing activities	(21)	(36)

Cash provided by (used for) financing activities:
Proceeds from (payments on) borrowings, net	114	(41)
Issuance (repurchase) of common stock, net	6	(3)
Dividends paid (including to non-controlling interests)	(12)	(12)
Excess tax benefit on share-based compensation	1	—
Cash provided by (used for) financing activities	109	(56)

Effect of foreign exchange rate changes on cash	1	(2)
Increase (decrease) in cash and cash equivalents	146	(16)
Cash and cash equivalents, beginning of period	175	107
Cash and cash equivalents, end of period	$321	$91

Corn Products International, Inc. (“CPI”)

Supplemental Financial Information

(Unaudited)

(In millions)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended March 31,		Change
	2010	2009	%
Net Sales
North America	$540.6	$531.3	2%
South America	277.7	214.4	30%
Asia/Africa	118.9	85.4	39%
Total	$937.2	$831.1	13%

Operating Income
North America	$38.4	$20.3	89%
South America	36.0	27.7	30%
Asia/Africa	13.1	1.8	628%
Corporate	(15.7)	(10.7)	47%
Total	$71.8	$39.1	84%

II.    Capital expenditures

Capital expenditures, net of proceeds on disposals, for the quarters ended March 31, 2010 and 2009, were $21 million and $36 million, respectively. Capital expenditures for the full year 2010 are anticipated to be in the range of $175 million to $200 million.